Exhibit 10.17
Summary of Collateral Arrangement for Surety Bonds
     Molycorp Minerals, LLC is required to maintain financial assurances, such as surety bonds, with California state and regional government agencies in connection with the Mountain Pass facility closure and reclamation obligations. A third-party insurance agency has issued surety bonds on behalf of Molycorp Minerals, LLC to such California state and government agencies. In February 2009, the members of Molycorp Minerals, LLC either had letters of credit issued from their respective banks or, in the case of one member, established a cash collateral account for the benefit of the third-party insurance agency as security for the surety bonds issued on behalf of Molycorp Minerals, LLC. As of June 30, 2010, the surety bonds are secured by letters of credit supported by the holders of Class A common stock of Molycorp, Inc., who were the former members of Molycorp Minerals, LLC.
     In February 2009, Molycorp Minerals, LLC agreed to pay each of its then members a five percent annual return on the letters of credit and/or cash collateral on the amount of collateral provided. Under the terms of this arrangement, these former members (and current Class A common stockholders of Molycorp, Inc.) may receive quarterly payments, delayed payments or payments-in-kind.
     There is no formal written agreement for the collateral arrangement described above.